Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

The following tables present our assets and liabilities as of June 30, 2015, revenue and expenses for three and six months ended June 30, 2015 and 2014 and cash flows for the six months ended June 30, 2015 and 2014. The tables further present our assets, liabilities, revenue, expenses and cash flows that are attributed to the QVC Group and the Ventures Group, respectively.  The financial information in this Exhibit should be read in conjunction with our unaudited condensed consolidated financial statements for the six months ended June 30, 2015 included in this Quarterly Report on Form 10-Q.

As discussed in note 2 to the accompanying condensed consolidated financial statements, on October 3, 2014, the QVC Group (referred to as the “Interactive Group” prior to the reattribution) attributed to the Ventures Group its Digital Commerce companies (defined below), which were valued at $1.5 billion, and approximately $1 billion in cash. In return, Liberty Interactive common stock shareholders received a dividend of approximately 67.7 million shares of Liberty Ventures common stock, or 0.14217 of a Liberty Ventures share for each share of Liberty Interactive common stock outstanding on October 13, 2014, the record date of the dividend. The distribution date for the dividend was October 20, 2014, and the Liberty Interactive common stock began trading ex-dividend on October 15, 2014. The reattributed Digital Commerce companies were comprised of Liberty’s consolidated subsidiaries Backcountry.com (“Backcountry”), Bodybuilding.com, LLC, Provide Commerce, Inc. (“Provide”), CommerceHub, Evite.com and Right Start (collectively, the “Digital Commerce” companies). Following the reattribution, the name of the Interactive Group is now referred to as the QVC Group. Other than the issuance of Liberty Ventures shares in the fourth quarter of 2014, the reattribution had no consolidated impact on Liberty. The reattribution is reflected in Liberty’s condensed consolidated financial statements and attributed financial information on a prospective basis, with October 1, 2014 used as a proxy for the date of the reattribution.

Additionally, as discussed in note 3 and note 8 of the accompanying condensed consolidated financial statements, Liberty’s former wholly-owned subsidiary, Provide, was included in the Digital Commerce companies prior to the sale to FTD Companies, Inc. (“FTD”) on December 31, 2014, in exchange for cash and shares of FTD common stock representing approximately 35% of the combined company. Subsequent to this transaction, the Company’s interest in FTD, accounted for under the equity method, is included in the Digital Commerce companies. Given Liberty’s significant continuing involvement with FTD, Provide is not presented as a discontinued operation in the Company’s condensed consolidated financial statements.

As discussed in note 3 of the accompanying condensed consolidated financial statements, Liberty sold Backcountry, a Digital Commerce company attributed to the Ventures Group, on June 30, 2015.  Backcountry is not presented as a discontinued operation as the sale does not represent a strategic shift that has a major effect on Liberty’s operations and financial results.

As of June 30, 2015, our QVC Group common stock is intended to reflect the separate performance of our QVC Group which, subsequent to the reattribution, is comprised of our consolidated subsidiary, QVC, Inc. (“QVC”) and our approximate 38% interest in HSN, Inc. As of June 30, 2015, our Liberty Ventures common stock is intended to reflect the separate performance of our Ventures Group which, subsequent to the reattribution, consists of our Digital Commerce businesses and our interests in equity method investments of Expedia, Inc., FTD, Interval Leisure Group, Inc. and LendingTree, Inc. and available-for-sale securities Time Warner Inc. and Time Warner Cable Inc.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the QVC Group and the Ventures Group, our tracking stock structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of QVC Group common stock and Liberty Ventures common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of QVC Group common stock and Liberty Ventures common stock does not affect the rights of our creditors or creditors of our subsidiaries.

SUMMARY ATTRIBUTED FINANCIAL DATA

QVC Group

	June 30, 2015	December 31, 2014
	amounts in millions
Summary balance sheet data:
Cash and cash equivalents	$497	422
Trade and other receivables, net	$800	1,196
Inventory	$964	882
Investments in affiliates, accounted for using the equity method	$196	375
Total assets	$12,351	13,012
Long-term debt	$5,685	5,851
Deferred income tax liabilities	$949	1,033
Net assets attributable to Liberty Interactive common stock shareholders	$4,130	4,280

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
	amounts in millions
Summary operations data:
Revenue	$1,998	2,483	3,936	4,917
Cost of sales	1,234	1,558	2,455	3,114
Operating expenses	174	217	343	430
Selling, general and administrative expenses (1)	157	272	316	525
Impairment of intangible assets	—	7	—	7
Depreciation and amortization	149	165	301	327
Operating income (loss)	284	264	521	514
Interest expense	(70)	(79)	(145)	(155)
Share of earnings (losses) of affiliates, net	9	7	33	28
Realized and unrealized gains (losses) on financial instruments, net	8	6	(2)	7
Other income (expense), net	(31)	(1)	(23)	—
Income tax benefit (expense)	(80)	(76)	(104)	(149)
Net earnings (loss) from continuing operations	120	121	280	245
Net earnings (loss) from discontinued operations	—	(7)	—	(11)
Net earnings (loss)	120	114	280	234
Less net earnings (loss) attributable to noncontrolling interests	8	9	17	19
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$112	105	263	215

(1)

Includes stock-based compensation of $12 million and $24 million for the three months ended June 30, 2015 and 2014, respectively, and $24 million and $48 million for the six months ended June 30, 2015 and 2014, respectively.

SUMMARY ATTRIBUTED FINANCIAL DATA (Continued)

Ventures Group

	June 30, 2015	December 31, 2014
	amounts in millions
Summary balance sheet data:
Cash and cash equivalents	$2,092	1,884
Investments in available-for-sale securities and other cost investments	$1,401	1,220
Investments in affiliates, accounted for using the equity method	$1,325	1,258
Total assets	$5,995	5,828
Long-term debt, including current portion	$2,287	2,191
Deferred income tax liabilities, including current portion	$2,034	1,987
Net assets attributable to Liberty Ventures common stock shareholders	$1,509	1,393

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
	amounts in millions
Summary operations data:
Revenue	$254	—	530	—
Cost of sales	175	—	369	—
Operating, including stock-based compensation	24	—	46	—
Selling, general and administrative expenses (1)	58	6	103	9
Depreciation and amortization	12	(1)	28	—
Operating income (loss)	(15)	(5)	(16)	(9)
Interest expense	(20)	(19)	(40)	(38)
Share of earnings (losses) of affiliates, net	78	(3)	57	(26)
Realized and unrealized gains (losses) on financial instruments, net	24	(47)	30	(73)
Gains (losses) on dispositions, net	111	—	111	—
Other, net	2	4	9	10
Income tax benefit (expense)	(42)	36	(21)	69
Net earnings (loss) from continuing operations	138	(34)	130	(67)
Net earnings (loss) from discontinued operations	—	26	—	49
Net earnings (loss)	138	(8)	130	(18)
Less net earnings (loss) attributable to noncontrolling interests	8	20	8	38
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$130	(28)	122	(56)

(1)

Includes stock-based compensation of $17 million and $2 million for the three months ended June 30, 2015 and 2014, respectively, and $20 million and $3 million for the six months ended June 30, 2015 and 2014, respectively.

BALANCE SHEET INFORMATION

June 30, 2015

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Inter-group	Consolidated
	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$497	2,092	—	2,589
Trade and other receivables, net	800	59	—	859
Inventory, net	964	65	—	1,029
Short-term marketable securities	8	837	—	845
Other current assets	273	8	(204)	77
Total current assets	2,542	3,061	(204)	5,399
Investments in available-for-sale securities and other cost investments (note 2)	4	1,401	—	1,405
Investments in affiliates, accounted for using the equity method (note 3)	196	1,325	—	1,521
Property and equipment, net	982	38	—	1,020
Intangible assets not subject to amortization	7,592	127	—	7,719
Intangible assets subject to amortization, net	976	38	—	1,014
Other assets, at cost, net of accumulated amortization	59	5	—	64
Total assets	$12,351	5,995	(204)	18,142
Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 7)	$1	(1)	—	—
Accounts payable	567	34	—	601
Accrued liabilities	570	45	—	615
Current portion of debt (note 4)	9	907	—	916
Current deferred tax liabilities	—	1,244	(204)	1,040
Other current liabilities	155	82	—	237
Total current liabilities	1,302	2,311	(204)	3,409
Long-term debt (note 4)	5,685	1,380	—	7,065
Deferred income tax liabilities	949	790	—	1,739
Other liabilities	190	12	—	202
Total liabilities	8,126	4,493	(204)	12,415
Equity/Attributed net assets (liabilities)	4,130	1,509	—	5,639
Noncontrolling interests in equity of subsidiaries	95	(7)	—	88
Total liabilities and equity	$12,351	5,995	(204)	18,142

STATEMENT OF OPERATIONS INFORMATION

Three months ended June 30, 2015

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Total revenue, net	$1,998	254	2,252

Operating costs and expenses:
Cost of sales	1,234	175	1,409
Operating, including stock-based compensation (note 5)	174	24	198
Selling, general and administrative, including stock-based compensation (note 5)	157	58	215
Depreciation and amortization	149	12	161
	1,714	269	1,983
Operating income (loss)	284	(15)	269

Other income (expense):
Interest expense	(70)	(20)	(90)
Share of earnings (losses) of affiliates, net (note 3)	9	78	87
Realized and unrealized gains (losses) on financial instruments, net	8	24	32
Gains (losses) on dispositions, net (note 1)	—	111	111
Other, net	(31)	2	(29)
	(84)	195	111
Earnings (loss) before income taxes	200	180	380
Income tax benefit (expense)	(80)	(42)	(122)
Net earnings (loss)	120	138	258
Less net earnings (loss) attributable to noncontrolling interests	8	8	16
Net earnings (loss) attributable to Liberty stockholders	$112	130	242

STATEMENT OF OPERATIONS INFORMATION

Three months ended June 30, 2014

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Total revenue, net	$2,483	—	2,483

Operating costs and expenses:
Cost of sales	1,558	—	1,558
Operating, including stock-based compensation	217	—	217
Selling, general and administrative, including stock-based compensation (note 5)	272	6	278
Impairment of Long Lived Assets	7	—	7
Depreciation and amortization	165	(1)	164
	2,219	5	2,224
Operating income (loss)	264	(5)	259

Other income (expense):
Interest expense	(79)	(19)	(98)
Share of earnings (losses) of affiliates, net (note 3)	7	(3)	4
Realized and unrealized gains (losses) on financial instruments, net	6	(47)	(41)
Other, net	(1)	4	3
	(67)	(65)	(132)
Earnings (loss) from continuing operations before income taxes	197	(70)	127
Income tax benefit (expense)	(76)	36	(40)
Net earnings (loss) from continuing operations	121	(34)	87
Earnings (loss) from discontinued operations, net of taxes	(7)	26	19
Net earnings (loss)	114	(8)	106
Less net earnings (loss) attributable to noncontrolling interests	9	20	29
Net earnings (loss) attributable to Liberty stockholders	$105	(28)	77

STATEMENT OF OPERATIONS INFORMATION

Six months ended June 30, 2015

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Total revenue, net	$3,936	530	4,466

Operating costs and expenses:
Cost of sales	2,455	369	2,824
Operating, including stock-based compensation (note 5)	343	46	389
Selling, general and administrative, including stock-based compensation (note 5)	316	103	419
Depreciation and amortization	301	28	329
	3,415	546	3,961
Operating income (loss)	521	(16)	505

Other income (expense):
Interest expense	(145)	(40)	(185)
Share of earnings (losses) of affiliates, net (note 3)	33	57	90
Realized and unrealized gains (losses) on financial instruments, net	(2)	30	28
Gains (losses) on dispositions, net (note 1)	—	111	111
Other, net	(23)	9	(14)
	(137)	167	30
Earnings (loss) before income taxes	384	151	535
Income tax benefit (expense)	(104)	(21)	(125)
Net earnings (loss)	280	130	410
Less net earnings (loss) attributable to noncontrolling interests	17	8	25
Net earnings (loss) attributable to Liberty stockholders	$263	122	385

STATEMENT OF OPERATIONS INFORMATION

Six months ended June 30, 2014

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Total revenue, net	$4,917	—	4,917

Operating costs and expenses:
Cost of sales	3,114	—	3,114
Operating, including stock-based compensation	430	—	430
Selling, general and administrative, including stock-based compensation (note 5)	525	9	534
Impairment of intangible assets	7	—	7
Depreciation and amortization	327	—	327
	4,403	9	4,412
Operating income (loss)	514	(9)	505

Other income (expense):
Interest expense	(155)	(38)	(193)
Share of earnings (losses) of affiliates, net (note 3)	28	(26)	2
Realized and unrealized gains (losses) on financial instruments, net	7	(73)	(66)
Other, net	—	10	10
	(120)	(127)	(247)
Earnings (loss) from continuing operations before income taxes	394	(136)	258
Income tax benefit (expense)	(149)	69	(80)
Net earnings (loss) from continuing operations	245	(67)	178
Earnings (loss) from discontinued operations, net of taxes	(11)	49	38
Net earnings (loss)	234	(18)	216
Less net earnings (loss) attributable to noncontrolling interests	19	38	57
Net earnings (loss) attributable to Liberty stockholders	$215	(56)	159

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2015

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$280	130	410
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	301	28	329
Stock-based compensation	24	20	44
Cash payments for stock based compensation	—	(10)	(10)
Excess tax benefit from stock based compensation	(14)	(2)	(16)
Share of (earnings) losses of affiliates, net	(33)	(57)	(90)
Cash receipts from return on equity investments	14	13	27
Realized and unrealized gains (losses) on financial instruments, net	2	(30)	(28)
(Gains) losses on dispositions	—	(111)	(111)
Deferred income tax (benefit) expense	(91)	61	(30)
Other, net	25	7	32
Intergroup tax allocation	43	(43)	—
Intergroup tax (payments) receipts	(55)	55	—
Changes in operating assets and liabilities
Current and other assets	283	4	287
Payables and other current liabilities	(208)	(38)	(246)
Net cash provided (used) by operating activities	571	27	598

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions	—	(20)	(20)
Cash proceeds from dispositions	—	271	271
Investments in and loans to cost and equity investees	(2)	(96)	(98)
Cash receipts from returns of equity investments	200	—	200
Capital expended for property and equipment	(80)	(24)	(104)
Purchases of short term and other marketable securities	(80)	(546)	(626)
Sales of short term and other marketable securities	93	584	677
Other investing activities, net	(47)	—	(47)
Net cash provided (used) by investing activities	84	169	253

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,098	369	1,467
Repayments of debt	(1,288)	(340)	(1,628)
Repurchases of Liberty common stock	(377)	—	(377)
Minimum withholding taxes on net settlements of stock-based compensation	(14)	1	(13)
Excess tax benefit from stock-based compensation	14	2	16
Other financing activities, net	(4)	(20)	(24)
Net cash provided (used) by financing activities	(571)	12	(559)
Effect of foreign currency rates on cash	(9)	—	(9)
Net increase (decrease) in cash and cash equivalents	75	208	283
Cash and cash equivalents at beginning of period	422	1,884	2,306
Cash and cash equivalents at end period	$497	2,092	2,589

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2014

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$234	(18)	216
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	11	(49)	(38)
Depreciation and amortization	327	—	327
Stock-based compensation	48	3	51
Cash payments for stock based compensation	(5)	(1)	(6)
Excess tax benefit from stock-based compensation	(9)	(1)	(10)
Share of losses (earnings) of affiliates, net	(28)	26	(2)
Cash receipts from return on equity investments	10	10	20
Realized and unrealized gains (losses) on financial instruments, net	(7)	73	66
Impairment of intangible assets	7		7
Deferred income tax (benefit) expense	(101)	35	(66)
Other, net	4	3	7
Intergroup tax allocation	105	(105)	—
Intergroup tax (payments) receipts	(276)	276	—
Changes in operating assets and liabilities
Current and other assets	310	1	311
Payables and other current liabilities	(46)	(5)	(51)
Net cash provided (used) by operating activities	584	248	832

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	25	25
Investments in and loans to cost and equity investees	(2)	(29)	(31)
Capital expended for property and equipment	(88)	3	(85)
Purchases of short term and other marketable securities	(38)	(219)	(257)
Sales of short term and other marketable securities	27	210	237
Other investing activities, net	(10)	15	5
Net cash provided (used) by investing activities	(111)	5	(106)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,895	—	1,895
Repayments of debt	(1,739)	(5)	(1,744)
Repurchases of Liberty Interactive common stock	(478)	—	(478)
Minimum withholding taxes on net settlements of stock-based compensation	(14)	—	(14)
Excess tax benefit from stock-based compensation	9	1	10
Intergroup receipts (payments), net	2	(2)	—
Other financing activities, net	(36)	—	(36)
Net cash provided (used) by financing activities	(361)	(6)	(367)
Net cash provided (used) by discontinued operations:
Operating	(14)	269	255
Investing	1	(12)	(11)
Financing	(1)	(23)	(24)
Effect of foreign currency rates on cash		3	3
Change in available cash held by discontinued operations	2	(237)	(235)
Net cash provided (used) by discontinued operations	(12)	—	(12)
Effect of foreign currency rates on cash	(5)	—	(5)
Net increase (decrease) in cash and cash equivalents	95	247	342
Cash and cash equivalents at beginning of period	595	307	902
Cash and cash equivalents at end period	$690	554	1,244

Notes to Attributed Financial Information

(unaudited)

(1)

At June 30, 2015, the QVC Group is comprised of our consolidated subsidiary, QVC, and our approximate 38% interest in HSN, Inc., accounted for under the equity method.  Accordingly, the accompanying attributed financial information for the QVC Group includes the foregoing investment, as well as the assets, liabilities, revenue, expenses and cash flows of QVC.  We have also attributed certain of our debt obligations (and related interest expense) to the QVC Group based upon a number of factors, including the cash flow available to the QVC Group and its ability to pay debt service and our assessment of the optimal capitalization for the QVC Group.  The specific debt obligations attributed to each of the QVC Group and the Ventures Group are described in note 4 below.  In addition, we have allocated certain corporate general and administrative expenses among the QVC Group and the Ventures Group as described in note 5 below.

At June 30, 2015, the QVC Group is primarily focused on our merchandise-focused televised shopping programs, Internet and mobile application businesses.  Accordingly, we expect that businesses that we may acquire in the future that we believe are complementary to this strategy will also be attributed to the QVC Group.

At June 30, 2015, the Ventures Group consists of all of our businesses not included in the QVC Group including our Digital Commerce businesses and interests in equity method investments of Expedia, Inc., Interval Leisure Group, Inc., FTD and LendingTree, Inc. and available-for-sale securities Time Warner Inc. and Time Warner Cable Inc.  Accordingly, the accompanying attributed financial information for the Ventures Group includes these investments as well as the assets, liabilities, revenue, expenses and cash flows of the Digital Commerce businesses. In addition, we have attributed to the Ventures Group all of our senior exchangeable debentures (and related interest expense).  See note 4 below for the debt obligations attributed to the Ventures Group.

As discussed in note 1 to the accompanying condensed consolidated financial statements, Liberty entered into an agreement with Liberty Broadband Corporation (“Liberty Broadband”), whereby Liberty will invest $2.4 billion in Liberty Broadband in connection with the closing of the proposed merger of Charter Communications, Inc. and Time Warner Cable Inc. The proceeds of this investment will be used by Liberty Broadband to fund, in part, its agreement to acquire $4.3 billion of Charter stock.  However, Liberty Broadband has the right, and may determine, to incur debt financing (subject to certain conditions) to fund a portion of the purchase price for its investment in Charter, in which case Liberty Broadband may reduce the aggregate subscription for its Series C shares by up to 25%, with such reduction applied pro rata to all investors, including Liberty.  Liberty's investment in Liberty Broadband will be funded using cash on hand and short term investments and will be attributed to the Ventures Group.

As previously discussed, Liberty sold Backcountry on June 30, 2015 for aggregate consideration, including assumption of debt, amounts held in escrow, and a noncontrolling interest, of approximately $350 million.  The sale resulted in a $105 million gain, which is included in “Gains (losses) on dispositions, net” in the accompanying statement of operations information.

Any businesses that we may acquire in the future that we do not attribute to the QVC Group will be attributed to the Ventures Group.

Notes to Attributed Financial Information

(unaudited)

(2)	Investments in available-for-sale securities, including non-strategic securities, and other cost investments are summarized as follows:

	June 30,	December 31,
	2015	2014
	amounts in millions
QVC Group
Other	$4	4
Total QVC Group	4	4
Ventures Group
Time Warner Inc.	384	375
Time Warner Cable Inc.	955	815
Other	62	30
Total Ventures Group	1,401	1,220
Consolidated Liberty	$1,405	1,224

(3)	The following table presents information regarding certain equity method investments:

				Share of earnings (losses)
	June 30, 2015			Three months ended		Six months ended
	Percentage	Carrying	Market	June 30,		June 30,
	ownership	value	value	2015	2014	2015	2014
	dollar amounts in millions
QVC Group
HSN, Inc.	38%	$151	1,405	12	9	37	31
Other	various	45	NA	(3)	(2)	(4)	(3)
Total QVC Group		196		9	7	33	28
Ventures Group
Expedia, Inc.	18%	587	2,581	76	10	80	4
FTD (1)	36%	358	288	7	NA	5	NA
Other	various	380	NA	(5)	(13)	(28)	(30)
Total Ventures Group		1,325		78	(3)	57	(26)
Consolidated Liberty		$1,521		87	4	90	2

(1)

As previously discussed, on December 31, 2014, Liberty announced the closing of the acquisition by FTD of Provide, which was one of Liberty’s wholly-owned Digital Commerce businesses. Under the terms of the transaction, Liberty received approximately 10.2 million shares of FTD common stock representing approximately 35% of the combined company and approximately $145 million in cash. Subsequent to completion of the transaction, Liberty accounts for FTD as an equity-method affiliate based on the ownership level and board representation.

Notes to Attributed Financial Information

(unaudited)

(4)	Debt attributed to the QVC Group and the Ventures Group is comprised of the following:

	June 30, 2015
	Outstanding	Carrying
	principal	value
	amounts in millions
QVC Group
8.5% Senior Debentures due 2029	$287	285
8.25% Senior Debentures due 2030	505	501
1% Exchangeable Senior Debentures due 2043	346	392
QVC 3.125% Senior Secured Notes due 2019	400	399
QVC 5.125% Senior Secured Notes due 2022	500	500
QVC 4.375% Senior Secured Notes due 2023	750	750
QVC 4.850% Senior Secured Notes due 2024	600	600
QVC 4.45% Senior Secured Notes due 2025	600	599
QVC 5.45% Senior Secured Notes due 2034	400	399
QVC 5.95% Senior Secured Notes due 2043	300	300
QVC Bank Credit Facilities	895	895
Other subsidiary debt	74	74
Total QVC Group debt	5,657	5,694
Ventures Group
4% Exchangeable Senior Debentures due 2029	436	285
3.75% Exchangeable Senior Debentures due 2030	438	290
3.5% Exchangeable Senior Debentures due 2031	351	307
0.75% Exchangeable Senior Debentures due 2043	850	1,361
Subsidiary level notes and facilities	44	44
Total Ventures Group debt	2,119	2,287
Total consolidated Liberty debt	$7,776	7,981
Less current maturities		(916)
Total long-term debt		$7,065

(5)

Cash compensation expense for our corporate employees is allocated between the QVC Group and the Ventures Group based on the estimated percentage of time spent providing services for each group.  On a semi-annual basis, estimated time spent will be determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group, which would require a more timely reevaluation of estimated time spent.  Other general and administrative expenses will be charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology.  Amounts allocated from the QVC Group to the Ventures Group were determined to be $4 million and $4 million for the three months ended June 30, 2015 and 2014, respectively, and $8 million and $6 million for the six months ended June 30, 2015 and 2014, respectively.  We note that stock compensation related to each tracking stock group is determined based on actual options outstanding for each respective tracking stock group.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(6)

The QVC Group common stock (formerly the Liberty Interactive common stock) and the Liberty Ventures common stock have voting and conversion rights under our restated charter.  Following is a summary of those

Notes to Attributed Financial Information

(unaudited)

rights.  Holders of Series A common stock of each group are entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share.  Holders of Series C common stock of each group, if issued, are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote.  In general, holders of Series A and Series B common stock will vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B QVC Group common stock or the approval of the holders of only Series A and Series B Liberty Ventures common stock.

At the option of the holder, each share of Series B common stock will be convertible into one share of Series A common stock of the same group.  At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to the other group.

(7)The intergroup payable (receivable) is primarily attributable to intergroup income taxes payable from the QVC Group to the Ventures Group.